EXHIBIT 99.1

News Release

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation 18400 Von Karman, Suite 1000 Irvine, CA 92612	Carrie Marrelli, VP, Investor Relations (949) 224-5745 Erin Freeman, VP, Corporate Communications (949) 862-7624 Laura Oberhelman, Director, Media Relations (949) 255-6716

NEW CENTURY FINANCIAL CORPORATION ANNOUNCES RETIREMENT OF WILLIAM J. POPEJOY FROM BOARD OF DIRECTORS

Irvine, Calif., June 8, 2006, New Century Financial Corporation (NYSE: NEW), a real estate investment trust and parent company of one of the nation’s premier mortgage finance companies, announced today that William J. Popejoy (68), has retired from New Century’s board of directors effective as of June 5, 2006 for personal reasons. Mr. Popejoy has served on the company’s board since 2002 and was recently re-elected for a second term.

“We want to extend our gratitude and appreciation to Bill for his many contributions and participation on our board for the past four years,” said Robert K. Cole, Chairman and Chief Executive Officer. “He has been instrumental in furthering the company’s goals and strategic initiatives and we wish him much success on his future endeavors.”

About New Century Financial Corporation

Founded in 1995 and headquartered in Irvine, California, New Century Financial Corporation is a real estate investment trust and one of the nation’s premier mortgage finance companies, providing mortgage products to borrowers nationwide through its operating subsidiaries, New Century Mortgage Corporation and Home123 Corporation. The company offers a broad range of mortgage products designed to meet the needs of all borrowers.  New Century is committed to serving the communities in which it operates with fair and responsible lending practices.  To find out more about New Century, please visit www.ncen.com.

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